UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (980) 365-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 30, 2015, we completed the spin-off of Babcock & Wilcox Enterprises, Inc. (“New B&W”) to our stockholders. New B&W’s assets and businesses primarily consist of those that we reported as our Power Generation business. In connection with the spin-off, our stockholders received 100% (approximately 53.7 million shares) of the outstanding common stock of New B&W. New B&W is now an independent public company and its common stock began trading “regular way” on July 1, 2015 under the symbol “BW” on the New York Stock Exchange. In connection with the spin-off, we changed the name of our company to BWX Technologies, Inc. on June 30, 2015 and our common stock began trading on the New York Stock Exchange under the new symbol “BWXT” on July 1, 2015.

The spin-off of New B&W common stock occurred by way of a pro rata distribution to our stockholders. Each of our stockholders received one share of New B&W common stock for every two shares of our common stock held at 5:00 p.m., New York City time on the record date, June 18, 2015, and cash in lieu of any fractional shares of New B&W common stock.

A registration statement on Form 10 relating to the spin-off was filed by New B&W with the Securities and Exchange Commission and was declared effective on June 15, 2015.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015, our Board of Directors adopted a form of Change In Control Agreement (the “Agreement”) for selected officers of BWX Technologies, Inc. and its subsidiaries, including John A. Fees, P. Sandy Baker, David S. Black and James D. Canafax. The Agreement is summarized below. This summary is qualified by reference to the complete change in control agreement, the form of which is attached as an exhibit to this report and incorporated by reference into this Item.

Generally, the Agreement provides severance benefits in the event the applicable officer’s employment with us or one of our subsidiaries is terminated within two years following a “change in control” (as defined in the Agreement), either by the company for any reason other than death, “cause” or “disability” (each as defined in the Agreement) or by the employee for “good reason” (as defined in the Agreement). The severance benefits would include, for each applicable officer, subject to the execution by the officer of a release of claims against us and certain affiliated persons and entities:

(1) payment, in cash, of all accrued benefits through the date of termination;

(2) payment, in cash, of any annual incentive plan bonus with respect to the immediately preceding year, if such bonus has not been paid as of the date of termination but bonuses are subsequently paid with respect to that year under the annual incentive plan;

(3) payment, in cash, of a pro-rated target annual incentive bonus for the then current year;

(4) payment, in cash, of an amount equal to a percentage (299% in the case of Messrs. Fees and Baker; 200% in the case of Messrs. Canafax and Black) of the sum of the officer’s salary plus target bonus under the annual incentive plan;

(5) payment, in cash, of a lump-sum equal to 300% of the full annual cost of coverage for medical, dental and vision benefits provided to the officer and covered dependents;

(6) full vesting in outstanding unvested long-term incentive awards; and

(7) full vesting in the officer’s account balance in our Supplemental Executive Retirement Plan and Restoration Plan.

Any applicable officer, including Messrs. Baker, Black, Canafax and Fees, who may become entitled to severance benefits under the Agreement and their restructuring transaction agreement entered into on November 5, 2014, will only receive severance benefits under the Agreement.

The Agreement does not provide any gross-up or tax assistance on the severance benefits; however, it includes a “modified 280G cutback” which provides that if the officer would receive severance in excess of the 280G statutory safe harbor amount, the officer will receive the amount of severance that results in the greatest after-tax proceeds.

The Agreement contains restrictions on the applicable officer’s ability to compete with us, or solicit our employees, for a period of one year, two years (in the case of Messrs. Black, Canafax and certain other officers) or three years (in the case of Messrs. Fees and Baker), depending on the officer.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

Our unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 and our unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2015, and for the years ended December 31, 2014, 2013 and 2012 are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

We provided additional non-GAAP financial information on the Investor Relations page of our website (www.bwxt.com) to supplement the pro forma financial information included with this Current Report. This non-GAAP financial information is not incorporated by reference herein.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Change In Control Agreement between BWX Technologies, Inc. and selected officers

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of BWX Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Jason S. Kerr
Jason S. Kerr
Vice President and Chief Accounting Officer

Date: July 6, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Form of Change In Control Agreement between BWX Technologies, Inc. and selected officers

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of BWX Technologies, Inc.